EXHIBIT 99.1

Corvus Pharmaceuticals Announces Interim Results from Ongoing Phase 1/1b Study Demonstrating Safety and Clinical Activity of Lead Checkpoint Inhibitor CPI-444 in Patients with Advanced Cancers

– Clinical Data Presented in Oral Plenary Session at
American Association for Cancer Research (AACR) Annual Meeting 2017 –

– Data Supports Expansion of Three Additional Cohorts in Non-small Cell Lung Cancer Treated with Single Agent CPI-444, Renal Cell Cancer and Non-small Cell Lung Cancer Treated with CPI-444 in Combination with Atezolizumab –

 – Additional CPI-444 Data and Preclinical Data on Corvus’ Anti-CD73 Monoclonal Antibody
to be Presented in Poster Sessions –

BURLINGAME, Calif., April 04, 2017 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced interim safety and efficacy results from its ongoing Phase 1/1b study. The data showed that treatment with CPI-444 as a single agent and in combination with atezolizumab (Tecentriq®) was well tolerated and resulted in anti-tumor activity in patients with multiple types of advanced solid tumors, including those resistant or refractory to prior treatment with anti-PD-1 or anti-PD-L1 antibodies. CPI-444 is a selective and potent inhibitor of the adenosine A2A receptor. Atezolizumab, developed by Genentech, a member of the Roche Group, is a monoclonal antibody designed to target and bind to a protein called PD-L1 (programmed death ligand-1).

The interim data were presented today in an oral plenary session at the American Association for Cancer Research (AACR) Annual Meeting 2017 in Washington, D.C., by Leisha Ann Emens, M.D., Ph.D., study investigator and associate professor of oncology at the Johns Hopkins Sidney Kimmel Comprehensive Cancer Center.

“The data obtained to date are the first report of clinical activity of adenosine receptor blockade in cancer and indicate that CPI-444 provides disease control and induces tumor regression in a number of patients with extensive disease in several tumor types, many of whom are resistant/refractory to prior therapy with an anti-PD-(L)1 antibody,” said Richard A. Miller, an oncologist and co-founder, president and chief executive officer of Corvus. “In addition to the previously announced expansion of the single-agent renal cell cancer cohort, we have expanded three more cohorts -- the single agent non-small cell lung cancer patient cohort as well as the renal cell and non-small cell lung cancer patient cohorts treated with the combination therapy.”

Interim safety data on 113 patients and efficacy data for 96 patients enrolled in the study were presented at the AACR conference. Patients with the following histologies were enrolled: 28% triple negative breast cancer (TNBC); 25% non-small cell lung cancer (NSCLC); 12% melanoma (MEL); 12% renal cell cancer (RCC) and 23% others. The median age of the patients was 64 years. All patients had failed approved therapies for their disease, having received a median of two prior treatment regimens (range: 1-5), and 56 percent were resistant or refractory to prior treatment with anti-PD-(L)1 antibodies. Ninety percent of patients had visceral metastases including 37% with liver and 9% with brain metastases.  For patients with RCC and NSCLC, the median number of prior therapies was 4 and 3, respectively.  Seventy nine percent and 75%, of RCC and NSCLC patients, respectively, were resistant/refractory to prior anti-PD-(L)1 therapy. The efficacy endpoints of the study are response rate and disease control rate (defined as complete response, partial response or stable disease).

Interim results showed that disease control (with a median follow up of 16 weeks, range 4-44 weeks) was observed in 38 percent of those receiving CPI-444 as a single agent (N=52) and in 39% of those receiving the combination (N=44), for an overall disease control rate of 38% in 96 evaluable patients. Disease control rates by tumor type and treatment are shown in the following table.

	CPI-444 (n=52)	CPI-444 / atezolizumab (n=44)	All Subjects (n=96)
All subjects	20 (38%)	17 (39%)	37 (38%)
Prior anti-PD-(L)1 experience - Naïve - anti-PD-(L)1 resistant or refractory	13/29 (45%) 7/23 (30%)	5/18 (28%) 12/26 (46%)	18/47 (38%) 19/49 (39%)
Disease histology - NSCLC - MEL - RCC - TNBC - Others	4/14 (29%) 2/5 (40%) 3/5 (60%) 7/17 (41%) 4/11 (36%)	5/10 (50%) 2/6 (33%) 5/5 (100%) 3/14 (21%) 2/9 (22%)	9/24 (38%) 4/11 (36%) 8/10 (80%) 10/31 (32%) 6/20 (30%)

Additional results presented showed:

  Of 14 patients with tumor regression, three experienced a partial response (reduction of tumor volume > 30% ) and 11 experienced minor tumor regression (change in tumor volume of 0% to reduction of tumor volume ≤ 30%). Nine of these patients were resistant or refractory to prior anti-PD-(L)1 therapy.
     -   The three patients who experienced a partial response included one renal cell cancer patient who received single-agent CPI-444, and one non-small cell lung cancer patient and one colorectal cancer patient who both received the combination therapy
     -   The 11 patients who experienced minor regression of their tumor included seven patients who received single-agent CPI-444 and four who received the combination therapy
  Of the 37 patients who showed evidence of disease control, 23 remain on treatment
  CPI-444 has been well tolerated to date. The most common adverse events in patients treated in the single-agent CPI-444 cohorts were Grade 1 and 2 nausea (14%), pruritis (10%), fatigue, abdominal pain, rash, diarrhea, fever, decreased appetite and chills (each 5%). No Grade 3 or 4 adverse events were seen with single agent CPI-444. The most common adverse events in patients treated in the combination cohorts were Grade 1 and 2 nausea (13%), pruritis (9%), fatigue, fever, decreased appetite (each 7%).  In the combination cohorts, three serious adverse events, in two patients, were observed: one patient with Grade 3 Coombs positive autoimmune hemolytic anemia and one patient who experienced both Grade 4 aseptic autoimmune meningoencephalitis and thrombocytopenia. Both cases of these autoimmune toxicities, which have been observed with anti-PD-(L)1 therapies, resolved when treatment was discontinued.

Additional Data Presented in Poster Sessions at AACR
Additional data on CPI-444 will be featured in poster sessions tomorrow at the AACR Annual Meeting as follows:

  Analysis of tumor biopsies from patients in the Phase 1/1b study showed that CPI-444 alone and in combination with atezolizumab increased frequencies of activated immune cells and increased immune cell infiltration in tumors (Abstract #5593).
  In preclinical studies, the combination of CPI-444 with an anti-CTLA-4 antibody was synergistic in eliminating tumors and prolonging survival. Similarly, CPI-444 enhanced the activity of multiple targeted and cytotoxic chemotherapy agents with diverse mechanisms that result in cell death and induction of immune infiltration. These findings provide rationale for clinical studies of CPI-444 in combination with additional established immune therapies beyond anti-PD-(L)1 therapy, and in combination with chemotherapy in patients with solid tumors (Abstract #5598).
  CPI-444 is effective in augmenting efficacy of adoptively transferred T-cells in preclinical vaccine models. CPI-444 as a single agent improved the ratio of CD8 to T-regulatory cells and enhanced T-cell killing in a HER-2/neu expressing animal model by inhibiting the adenosine A2A receptor. These results provide a rationale for expanding CPI-444 into other new modalities of cancer therapy such as vaccines and cell based therapies (Abstract #5579).

Preclinical data on Corvus’ humanized monoclonal anti-CD73 antibody, CPX-006, that is currently in IND-enabling studies will also be presented tomorrow in a poster session (Abstract #5577). Elevated CD73 expression has been observed in human tumors and shown by others to be prognostic in some indications. Corvus’ data shows that CD73 protein is broadly expressed across multiple tumor types in both immune cells and tumor cell compartments and that complete inhibition of CD73 enzyme activity is essential to overcome immune-suppression in vitro. In contrast to other antibodies tested, CPX-006 completely inhibits CD73 catalytic activity in primary human cells and restores T-cell proliferation and cytokine secretion in an adenosine-mediated immunosuppressive environment.

Phase 1/1b Trial Design
The Phase 1/1b trial is designed to examine the activity of CPI-444 as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Patients with non-small cell lung cancer (NSCLC), melanoma, renal cell cancer (RCC), triple-negative breast cancer (TNBC), MSI-H colorectal cancer, head and neck cancer, bladder cancer and prostate cancer who have failed standard therapies are eligible. The efficacy endpoints of the study are response rate and disease control rate which is defined as complete response, partial response (reduction of > 30% tumor volume) or stable disease (change in tumor volume of between 20% growth of tumor and 30% reduction of tumor volume).  Patients with minor tumor responses are those with changes in tumor volume of 0% to ≤ 30% reduction in tumor volume.  Patients are treated until disease progression or evidence of Grade 3 or 4 toxicity.

The dose-selection part of the study included four cohorts of 12 patients each (N=48) – three cohorts treated with single agent CPI-444 (100 mg twice daily for 14 days; 100 mg twice daily for 28 days; 200 mg once daily for 14 days) and one cohort treated with the combination (CPI-444 50 mg or 100 mg twice daily for 14 days combined with atezolizumab). A treatment cycle is 28 days. Based on biomarker analyses showing sustained, complete blockade of the adenosine A2A receptor in peripheral blood lymphocytes, and evidence of immune activation in circulating lymphocytes, an optimum single agent and combination dose of 100 mg twice a day for 28 days was selected for the second part of the study. As defined in the protocol, patients in the dose-selection stage of the trial receiving the dose and schedule selected for evaluation in the second part of the study are included in the disease-specific cohort efficacy analysis.

The second part of the study is evaluating CPI-444 as a single agent in five disease-specific cohorts (NSCLC, MEL, RCC, TNBC, and a category of “other” that includes MSI-H colorectal cancer, bladder cancer and prostate cancer) and CPI-444 in combination with atezolizumab in five additional matched disease-specific cohorts. Each of the 10 cohorts is initially enrolling 14 patients, but may be expanded based on efficacy. To date, the following cohorts have been expanded in size: the single-agent and combination cohorts of patients with renal cell cancer and the single agent and combination cohorts of patients with non-small cell lung cancer.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. Corvus’ lead product, CPI-444, is a checkpoint inhibitor that is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. CPI-444 is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit www.corvuspharma.com.

Tecentriq® (atezolizumab) is a registered trademark of Genentech.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444, both as a single agent and in combination with anti-PD-1, anti-PD-L1, or other therapies, the Company’s ability to develop and advance product candidates into and successfully complete clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444, the basis for any future clinical trials with CPI-444, the utility of biomarker data collected and the suitability of the dosing regimen selected for the Company’s Phase 1/1b clinical trial of CPI-444. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 10, 2017, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to utilize biomarker data, select a suitable dosing regimen and demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the results of early clinical trials may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Jason Coloma
SVP, Chief Business Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4511
JColoma@corvuspharma.com

Media Contact:
Julie Normart
Pure Communications
+1-415-946-1087
jnormart@purecommunications.com